Exhibit 5.1

Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, Mo 64112
Phone: 816.983.8000
Fax: 816.983.8080

September 13, 2010

Kansas City Southern de Mexico, S.A. de C.V.

Montes Urales 625

Lomas de Chapultepec

11000 Mexico, D.F.

Mexico

Re:	Kansas City Southern de México, S.A. de C.V.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as U.S. counsel for Kansas City Southern de México, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), in connection with the preparation and filing by the Company, of a registration statement (the “Registration Statement”) on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), and any amendments thereto for the registration under the Securities Act of $300,000,000 aggregate principal amount of 8.0% Senior Notes due February 1, 2018 of the Company (the “Exchange Notes”) to be offered in exchange for outstanding unregistered $300,000,000 principal amount of 8.0% Senior Notes due February 1, 2018 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture, dated as of January 22, 2010 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee and paying agent (the “Trustee”). In connection therewith, you have requested our opinion as to certain matters referred to below.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Company in connection with the registration of the Exchange Notes. We have examined originals or certified copies of other documents, including the Indenture and the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when: (i) the Company’s Registration Statement shall

Kansas City Southern de Mexico,
S.A. de C.V.
September 13, 2010
Page 2

have become effective under the Securities Act; and (ii) the Exchange Notes shall have been duly executed, delivered and authenticated in accordance with the terms of the Indenture and shall have been issued as contemplated in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

The foregoing opinion is limited to the laws of the State of New York and the laws of the United States of America and does not purport to express any opinion on the laws of any other jurisdiction.

We consent to the reference to our firm in the Prospectus included as a part of the Registration Statement under the caption “Validity of Notes,” and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Husch Blackwell LLP